CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to the incorporation by reference into or inclusion in this Annual Report on Form 10-K (including any amendments or supplements thereto, related appendices, and financial statements) (this "Annual Report") of Crescent Energy Company (the "Company") of our firm’s audit letter dated January 14, 2022 and reserves report dated January 17, 2022, respectively, each prepared for the Company as of December 31, 2021. We hereby further consent to all references to our firm or such letters included in or incorporated by reference into this Annual Report. We also hereby consent to the incorporation by references to our firm’s audit letter dated January 14, 2022 and reserves report dated January 17, 2022, respectively, each prepared for the Company as of December 31, 2021, into the Registration Statements on Form S-8 (Nos. 333- 261604) of the Company, including any amendments thereto.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:    /s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
March 9, 2022